UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2017

IMMUNE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 East 29th Street, Suite 940, New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 440-9310

(Former name or former address, if changed since last report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 21, 2017, the Board of Directors (the “Board”) of Immune Pharmaceuticals Inc. (the “Company”) has accepted the resignation of Daniel Teper as Chief Executive Officer (“CEO”). Dr. Teper will remain a member of the Board and will focus his efforts, in conjunction with the Board, on developing and beginning execution of a plan to establish Cytovia, Inc., a subsidiary of the Company, as an independent oncology business.

In connection with Dr. Teper’s resignation, Elliot Maza, a member of the Board, has been appointed Interim CEO of the Company, effective as of April 24, 2017. Mr. Maza will resign from the Audit and Compensation Committees of the Board but will continue to serve as a director. Dr. Monica Luchi will continue to serve as the Company’s Chief Medical Officer and also has been appointed to the position of President, Inflammatory Disease and Dermatology Division.

Elliot Maza, J.D., CPA, 61, became a director of the Company on January 14, 2015. From November 2014 to January 2015, Mr. Maza served as a consultant to the Company. Mr. Maza has been the Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of Intellect Neurosciences, Inc., a biotechnology company focused on the development of therapeutics neurodegenerative diseases, since July 2014. From May 2006 to June 2014, Mr. Maza served in several management positions at Intellect Neurosciences, Inc., including, Executive Vice President from May 2006 to March 2007, President from March 2007 to October 2011, Chief Financial Officer from May 2006 to the present and member of the Board of Directors since June 2007. Mr. Maza served as Chief Executive Officer, Chief Financial Officer and member of the Board of Directors of Biozone Pharmaceuticals, Inc., a contract manufacturer of prescription and over-the-counter (OTC) drug products and anti-aging and skin care products, from July 2011 until January 2014. From December 2003 to May 2006, Mr. Maza served as Chief Financial Officer of Emisphere Technologies, Inc., a biopharmaceutical company specializing in oral drug delivery. From March 1999 to December 2003, Mr. Maza was a partner at Ernst and Young, LLP. During the period from May 1989 to March 1999, Mr. Maza served as an Associate and subsequently Vice President in the Fixed Income divisions of Goldman Sachs, Inc. and JP Morgan Securities, Inc. Mr. Maza practiced law at Sullivan and Cromwell in New York from September 1985 to April 1989. We believe that Mr. Maza is qualified to serve as the Interim Chief Executive Officer and director of the Company based on his experience as a senior executive in several biotech and biopharma companies.

The selection of Mr. Maza to serve as Interim Chief Executive Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Maza and any director or other executive officer of the Company and there are no related person transactions between the Company and Mr. Maza reportable under Item 404(a) of Regulation S-K.

The Company intends to enter into a letter agreement with Mr. Maza regarding his position as Interim CEO. Upon finalization, the Company will file a copy of the letter agreement as an amendment to this report.

In connection with Dr. Teper’s resignation from the Company, the Company and Dr. Teper entered into a Separation Agreement (the “Separation Agreement”), which provides, among other things, for severance payments and that the parties recognize that Dr. Teper has an interest in pursuing opportunities in the field of oncology research and development and commercialization as currently being contemplated or pursued through the Company or its subsidiary, Cytovia, Inc. (“Cytovia”). The Separation Agreement also provides that the parties anticipate that they will cooperate in good faith to assist Dr. Teper in developing Cytovia or a company to be formed by Dr. Teper (“NewCo”), and the Company agrees that it will, for a period of three months from the termination date, use commercially reasonable efforts – consistent with the best interests of the Company and its stockholders and subject to the fiduciary duties of the Board – to develop and begin execution of a plan to establish an independent oncology business, either through Cytovia or NewCo, which may involve the transfer by Immune of some or all of its oncology assets to Cytovia or NewCo, as applicable. In addition, the Separation Agreement gives Dr. Teper a right of first negotiation, for a period of six months, with respect to any sale or license of the Company’s oncology assets at a price reasonably acceptable to the Company. The Separation Agreement includes a cooperation provision, a non-disparagement covenant as well as a release of claims by Dr. Teper.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On April 24, 2017, the Company issued a press release announcing, among other matters, Mr. Maza’s appointment as Interim CEO. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Separation Agreement, dated April 21, 2017

99.1	Press release, dated April 24, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Date: April 27, 2017	By:	/s/ John C. Militello
	Name:	John C. Militello
	Title:	VP of Finance, Controller and Chief Accounting Officer

Exhibit No.	Description
10.1	Separation Agreement, dated April 21, 2017

99.1	Press release, dated April 24, 2017